NEWS RELEASE
FOR IMMEDIATE RELEASE

              VITAL SIGNS, INC. ANNOUNCES 10% INCREASE IN QUARTERLY
                EARNINGS PER SHARE FROM CONTINUING OPERATIONS AND
              CONFIRMS EPS GUIDANCE OF $2.10-$2.15 EPS IN FY 2005


TOTOWA, N.J., May 10, 2005 - 2005 - Highlights for the second quarter of fiscal 2005:

o    Earnings per share from continuing operations increased 10%.

o Anesthesia net revenues increased 9.7%, fueled by a 45.1% increase in sales of one of our top products.

o    Service revenue from continuing sleep centers increased.

o    Net cash provided from operations totaled $8.9 million.

o    65,700 shares repurchased.


            VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the quarter ended March 31, 2005.

            For the second quarter of fiscal 2005, earnings per share from continuing operations increased 10% to $.46 per share, compared to $.42 per share for the second quarter of fiscal 2004. Earnings from continuing operations increased to $5,768,000 compared to $5,414,000 for the second quarter of fiscal 2004.

            Net revenues for the second quarter of fiscal 2005 increased 0.8% to $47,029,000 compared to $46,637,000 in the comparable period last year. Following are the net revenues by business segment for the second quarter of fiscal 2005 compared to the second quarter of fiscal 2004 (in thousands of dollars):



                                                                      NET REVENUES BY BUSINESS SEGMENT
                                                          ------------------------------------------------------------
                                                                         FOR THE THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                          ------------------------------------------------------------
                                                                                         2004          PERCENT
                                                                 2005                                  CHANGE
                                                          ------------------------------------------------------------
Anesthesia                                                          $ 21,567            $ 19,654               9.7%
Respiratory/Critical Care                                             10,806              10,969             (1.5)%
Sleep                                                                 10,779              12,221            (11.8)%
Pharmaceutical Technology Services                                     3,877               3,793               2.2%
                                                          ------------------------------------------------------------
Net Revenues                                                        $ 47,029            $ 46,637               0.8%
                                                          ============================================================

                                                               vital signs inc.

         Anesthesia net revenues increased 9.7% due in part to a 45.1% increase in sales of Limb-[th]'TM', our patented anesthesia circuit, and $900,000 of revenue resulting from the acquisition, on March 2, 2005, of the Baxter disposable airway management product line. Respiratory/Critical Care net revenues decreased 1.5%. The most significant factors were declines in our ABG and blood pressure cuff product lines. The remaining products in the Respiratory/Critical Care segments had an overall increase of 3.2%.

         Net revenues in the Sleep business segment declined 11.8% (a decrease of 15.2% excluding foreign exchange). Net revenues at Sleep Services of America
(SSA), the Company's domestic sleep clinic business, decreased 6.3% resulting from the effect of closing certain less profitable sleep labs between the second and fourth quarters of fiscal 2004. SSA has experienced a 17.4% sales increase in the continuing sleep diagnostic centers over the same period last year. Revenues for Breas, our European manufacturer of personal ventilators and CPAP devices, decreased 14.7%. Breas revenues were negatively affected by decreasing demand as Breas distributors are awaiting the launch of our new family of sleep and ventilation products. Revenues from these new products are expected to begin in the quarter ending June 30, 2005.

         Revenues in the Pharmaceutical Technology Services segment increased 2.2% to $3.9 million compared to the comparable period last year.

         Net income increased 8.0% to $5,826,000 for the three month period ended March 31, 2005, compared to $5,397,000 for the comparable period last year. Fully diluted earnings per share were $.46 per share in the three month period ended March 31, 2005, and $.42 per share for the comparable period last year.

            For the three months ended March 31, 2005, the Company re-purchased 65,700 shares of its common stock for $2,570,000. Net cash provided from operations for the three months ended March 31, 2005, was approximately $8.9 million.

         Terry Wall, Chief Executive Officer of Vital Signs, commented, "We are pleased with the continued performance of our Anesthesia segment, as demonstrated by the 9.7% revenue increase over last year. The additional revenues realized from our Baxter acquisition will only further improve this segment's performance. While we are disappointed in the performance of our Sleep segment, we expect our sleep segment to show significant improvement in the third and fourth quarter of fiscal 2005, as we begin shipping the six new Breas sleep and ventilation products."

         "Our cash flow continues to be strong as we concluded the quarter with $74 million of cash, after acquiring the Baxter disposable airway management product line for $10 million and buying back $2.6 million of Vital Signs common stock. "

         Net revenues for the six month period ended March 31, 2005, increased 2.5% to $92,727,000 as compared to $90,485,000 in the comparable period last year. Following are the net revenues by business segment for the six month period ended March 31, 2005, compared to the six month period ended March 31, 2004 (in thousands of dollars):


                                                               vital signs inc.


                                                                       NET REVENUES BY BUSINESS SEGMENT
                                                          ------------------------------------------------------------
                                                                           FOR THE SIX MONTHS ENDED
                                                                                   MARCH 31,
                                                          ------------------------------------------------------------
                                                                         2005               2004             PERCENT
                                                                                                              CHANGE
                                                          ------------------------------------------------------------
Anesthesia                                                            $ 41,696            $ 38,152               9.3%
Respiratory/Critical Care                                               20,954              21,634             (3.1)%
Sleep                                                                   21,531              23,177             (7.1)%
Pharmaceutical Technology Services                                       8,546               7,522              13.6%
                                                          ------------------------------------------------------------
Net Revenues                                                          $ 92,727            $ 90,485               2.5%
                                                          ============================================================




                  Net income increased 10.4% to $11,559,000 for the six month period ended March 31, 2005, compared to $10,467,000 for the comparable period last year. Fully diluted earnings per share were $.91 per share in the six month period ended March 31, 2005, and $.80 per share for the comparable period last year.

         Terry Wall, CEO of Vital Signs commented: "We continue to project fully diluted earnings per share from continuing operations for fiscal 2005 to be between $2.10 and $2.15 per share, which would be approximately a 22% to 25% increase over fiscal 2004 results. This result will be accomplished by sales increases of the thirteen new Vital Sign's products which will be released in the third and fourth quarters of fiscal 2005, in addition to cost savings from closing the California plant and other initiatives. Five of the thirteen new products have already been released to the market."

            On May 9, 2005, the Board approved a quarterly dividend of $0.07 per share, payable on May 31, 2005, to shareholders of record on May 24, 2005.

            All statements in this press release (including without limitation our guidance with respect to projected full-year 2005 results, the timing of the introduction and the market acceptance for the new Breas and other products and the impact of the Baxter acquisition), other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including risks associated with unanticipated delays in bringing products to market, regulatory approvals of new products, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2004.

            Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, Vital Signs provides pharmaceutical technology services to the pharmaceutical and medical device industry. Vital Signs is ISO 9001 certified and has CE Mark approval for its products.


                                                               vital signs inc.

FOR FURTHER INFORMATION, CONTACT:         Terry D. Wall, President or
                                          William Craig, Chief Financial Officer
                                                   (973) 790-1330
                                          http://www.vital-signs.com


                                                               vital signs inc.

                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS
                               STATEMENT OF INCOME

                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)



                                                             THREE MONTHS ENDED
                                                                  MARCH 31
                                                    -------------------------------------
                                                         2005                 2004
                                                    ----------------    -----------------
Net Revenues:
    Net product sales                               $     39,161       $      38,583
    Service revenue                                        7,868               8,054
                                                    ------------       -------------

Net revenues                                              47,029              46,637
Cost of goods sold and services provided                  23,614              23,399
                                                    ------------       -------------
Gross profit                                              23,415              23,238

Expenses:
    Selling, general and administrative                   12,596              12,724
    Research and development                               1,882               2,033
    Restructuring charge                                     305                  --
    Interest and other (income)/expense, net                (500)                (50)
                                                    ------------       -------------
Income from continuing operations
    before income taxes and minority interest              9,132               8,531
Provision for income taxes                                 3,245               3,001
                                                    ------------       -------------
Income from continuing operations before minority
    interest                                               5,887               5,530
Minority interest                                            119                 116
                                                    ------------       -------------
Income from continuing operations                          5,768               5,414
Discontinued operations, net                                  58                 (17)
                                                    ------------       -------------
Net income                                          $      5,826       $       5,397
                                                    ============       =============

Earnings per common share:
Basic:
      Income per share from continuing operations    $      0.46       $        0.42
      Discontinued operations                               0.01                0.00
                                                    ------------       -------------
      Net  earnings                                 $       0.47       $        0.42
                                                    ============       =============
Diluted:
      Income per share from continuing operations   $       0.46       $        0.42
      Discontinued operations                               0.00                0.00
                                                    ------------       -------------
      Net  earnings                                 $       0.46       $        0.42
                                                    ============       =============
Basic weighted average number of shares                   12,456              12,837
Diluted weighted average number of shares                 12,618              12,982


                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS
                               STATEMENT OF INCOME

                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)



                                                              SIX MONTHS ENDED
                                                                  MARCH 31
                                                    -------------------------------------
                                                         2005                 2004
                                                    ----------------    -----------------
Net Revenues:
    Net product sales                               $     76,418       $      74,478
    Service revenue                                       16,309              16,007
                                                    ------------       -------------

Net revenues                                              92,727              90,485
Cost of goods sold and services provided                  46,603              45,233
                                                    ------------       -------------
Gross profit                                              46,124              45,252

Expenses:
    Selling, general and administrative                   24,604              25,070
    Research and development                               3,666               3,539
    Restructuring charge                                     360                  --
    Interest and other (income)/expense, net                (721)               (139)
                                                    ------------       -------------
Income from continuing operations
    before income taxes and minority interest             18,215              16,782
Provision for income taxes                                 6,396               5,890
                                                    ------------       -------------
Income from continuing operations before minority
    interest                                              11,819              10,892
Minority interest                                            228                 254
                                                    ------------       -------------
Income from continuing operations                         11,591              10,638
Discontinued operations, net                                 (32)               (171)
                                                    ------------       -------------
Net income                                          $     11,559       $      10,467
                                                    ============       =============

Earnings (loss) per common share:
Basic:
      Income per share from continuing operations   $       0.93       $        0.83
      Discontinued operations                              (0.01)              (0.02)
                                                    ------------       -------------
      Net  earnings                                 $       0.92       $        0.81
                                                    ============       =============
Diluted:
      Income per share from continuing operations   $       0.92       $        0.82
      Discontinued operations                              (0.01)              (0.02)
                                                    ------------       -------------
      Net  earnings                                 $       0.91       $        0.80
                                                    ============       =============

Basic weighted average number of shares                   12,498              12,873
Diluted weighted average number of shares                 12,655              13,013


                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS

                            BALANCE SHEET HIGHLIGHTS:



                                                               (In Thousands)
                                                                 (Unaudited)
                                                                March 31,
                                                ------------------------------------------
                                                       2005                   2004
                                                ------------------------------------------
    Cash and cash equivalents                   $        74,084        $        66,990
    Accounts Receivable                                  30,699                 28,020
    Inventory                                            18,216                 19,077
    Current Assets                                      128,370                119,461
     Total Assets                               $       243,084        $       225,002
                                                ===============        ===============

    Current Liabilities                         $        15,118        $        13,696
    Total Liabilities                                    15,118                 13,696
    Shareholders equity                         $       224,566        $       208,152
                                                ===============        ===============
